Exhibit 10.2

HUMANA INC.

EXECUTIVE SEVERANCE POLICY

This Humana Inc. Executive Severance Policy has been adopted by the Organization & Compensation Committee (the “Committee”) of the Board of Directors of the Company to apply to selected executive employees of the Company. Executives will be eligible for coverage under the Policy for the payment of severance benefits upon termination of employment under certain circumstances, subject to the conditions set forth below. This Policy shall be effective as of the Effective Date as provided herein.

1. Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Annual Base Salary” shall mean an Executive’s stated annual compensation without regard to any bonus, perquisite or other benefits.

“Annual Bonus” means the annual bonus or incentive compensation payable to Executive under the Company’s annual bonus or incentive compensation program in which Executive participates from time to time.

“Cause” means (i) a felony conviction of Executive, (ii) the failure of Executive to contest prosecution for a felony, or (iii) Executive’s willful misconduct or dishonesty, any of which is determined by the Compensation Committee to be directly and materially harmful to the business or reputation of the Company or any of its subsidiaries.

“Company” means Humana Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Organization and Compensation Committee of the Board of Directors of the Company.

“Date of Termination” means the effective date of the relevant Executive’s termination of employment with the Company.

“Effective Date” means January 1, 2018, or such later date as determined by the Compensation Committee with respect to an Executive.

“Executive” means Executive Officers of the Company and such other individuals as identified by the Compensation Committee, in each case employed by the Company or an affiliate of the Company on a full-time or part-time basis. Individuals will continue to be deemed an “Executive” eligible for the rights and benefits under this Policy for a period of twelve (12) months following a change in role or title at the Company that would otherwise have caused the individual to cease to be an eligible Executive Officer or other individual identified by the Compensation Committee as eligible.

“Executive Officer” shall include those executive officers designated by the Board under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Policy” means this Humana Inc. Executive Severance Policy.

“Separation from Service” means a termination of the employment relationship of the Executive with the Company or an affiliate within the meaning of Section 409A of the Code and Treasury Regulation section 1.409A-1(h) or any successor thereto.

“Severance Period” means (i) for Executives reporting directly to the Chief Executive Officer (the “CEO Direct Reports”), 18 months following the Date of Termination and (ii) for all other Executives, 6 months plus 2 weeks per year of completed service.

2. Term of Policy. The term of this Policy shall begin on the Effective Date and shall continue in effect until modified or terminated by the Company pursuant to Section 13 hereof.

3. Termination. The Company may terminate the employment of Executive for any reason and at any time. In the event that the Company terminates the employment of Executive without Cause, Executive shall be entitled to the following rights and benefits under this Section 3:

3.1 Severance Benefits. Subject to Executive’s compliance with all terms of this Policy, including, without limitation, Sections 5 and 6 hereof:

(i) Salary Continuation Payments. The Company will pay Executive salary continuation through the Severance Period at an annual rate equal to Executive’s then-current Annual Base Salary; provided that any payments that would otherwise be paid during the Severance Period that remain outstanding as of March 15 of the year following the year during which the Date of Termination occurred shall be paid in a lump sum on such date. Salary continuation under this Section 3.1 shall be paid on a bi-weekly basis in accordance with the Company’s customary payroll practices with the first payment to be made in accordance with Section 5 hereof, subject to the accelerated payment of the remaining amounts in accordance with the prior sentence.

(ii) Pro-Rata Bonus. The Company will pay Executive an amount equal to the product of (A) the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Date of Termination occurs, based on achievement of the applicable performance goals for each such calendar year, as uniformly applied to other Executives who remain employed through the end of the applicable performance period and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year of termination, and the denominator of which is the number of days in such calendar year. This amount shall be paid on the date that Annual Bonuses are normally paid, but in no event later than March 15th of the year following the year in which the Date of Termination occurs.

(iii) Continued Health Benefit Coverage. The Company will provide to each Executive and Executive’s eligible dependents, through the end of the (i) Severance Period or (ii) the effective date of Executive’s coverage under equivalent benefits from a new employer

(provided that no such equivalent benefits shall be considered effective unless and until all pre-existing condition limitations and waiting period restrictions have been waived or have otherwise lapsed), at the Compensation Committee’s option, either (A) continued medical and dental coverage under the Company’s health care plan at the same level of coverage to which such Executive was entitled on the Date of Termination, subject to eligibility requirements and other conditions contained in the plan, including the requirement that Executive continue to pay the “employee portion” of the cost thereof, or (B) equivalent benefits (or equivalent cash value, payable on an after-tax basis), as determined in the sole reasonable discretion of the Compensation Committee. The coverage provided pursuant to this Section 3.1(iii) shall be in satisfaction of the Company’s obligation to provide coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(iv) Outplacement Services; Financial Planning. The Company will provide an Executive who is a CEO Direct Report or otherwise designated by the Committee with: (i) financial planning services during the one year period immediately following the Date of Termination on the same terms as the financial planning services were provided to such Executive immediately prior to the Date of Termination; and (ii) outplacement services through an outplacement firm of the Company’s choosing at a level of services to be determined by the Company, with such services to extend until the earlier of (A) one year following the Date of Termination or (B) the date Executive secures full time employment.

3.2 Accrued Rights. Within fifteen (15) business days following the Date of Termination, the Company will pay or provide Executive with (i) all accrued but unpaid base salary through the Date of Termination, (ii) vacation pay accrued but not used in accordance with the Company’s vacation pay policy, (iii) any previously awarded but unpaid Annual Bonus for a completed calendar year prior to the Date of Termination, (iv) any unreimbursed business expenses that are reimbursable under the Company’s business expense policy, and (v) all rights and benefits under the employee benefit plans of the Company in which Executive is then participating, (collectively, the “Accrued Rights”).

3.3 No Additional Rights. Except as provided in this Section 3, Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company shall be treated in accordance with the terms of the applicable plan. Without limiting the generality of the foregoing, Executive’s eligibility for and active participation in any of the retirement plans maintained by the Company will end on the Date of Termination and Executive will earn no additional benefits, including, without limitation, any additional service credit, under those plans after that date. Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Date of Termination, and shall receive all payments and benefits due under such plans and programs in accordance with the terms and conditions thereof.

4. Other Terminations. The Company may terminate the employment of Executive for any reason and at any time. In the event that the Company terminates the employment of Executive during the term of the Policy, other than a termination of employment by the Company for Cause, the Company will pay or provide Executive with all Accrued Rights. Executive may terminate his or her employment for any reason and at any time and shall not be entitled to any payments or benefits under this Policy by reason of such termination of employment from the Company. This Policy shall have no effect on the rights and benefits to which an Executive is entitled upon retirement under (without limitation) any retirement or savings plan of the Company, which shall be governed exclusively by the terms of such plans and agreements, as applicable.

5. Release.

5.1 As a condition precedent to receiving the payments and benefits as provided herein, Executive will execute (and not revoke) a general release of claims (the “Release”), in a form provided by the Company. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the payments and benefits described herein. For purposes of this Policy, the Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death.

5.2 Except as otherwise specified or agreed to by Executive and the Company, payment of any amounts described hereunder that are subject to the Release will begin on the 60th day following the Date of Termination, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A of the Code, such exempt payments shall be made beginning with the first payroll date following the effectiveness of the Release.

6. Restrictive Covenants. In consideration of Executive’s employment by the Company and the rights and benefits of Executive provided by this Policy, Executive will enter into agreements that contain certain covenants regarding non-competition, non-solicitation, non-disparagement and specific enforcement with the restricted period for the non-competition and non-solicitation covenants to be (i) for the CEO Direct Reports, 18 months following the Date of Termination and (ii) for all other Executives, 12 months following the Date of Termination.

7. Section 409A.

7.1 Compliance. It is intended that this Policy be exempt from the provisions of Section 409A of the Code and this Policy shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Policy is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a Separation from Service as defined for purposes of Section 409A of the Code. Each severance payment under this Policy will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. To the extent that any benefits to be provided to Executive pursuant to this Policy are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Policy or any plan providing for such benefits, the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year. Nothing in this Policy will provide a basis for any person to take action against the Company or its affiliates based on matters covered by Section 409A of the Code and in no event will the Company or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

7.2 Six Month Delay for Specified Executives. To the extent that any amount payable or benefit to be provided under this Policy constitutes a nonexempt “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) upon a Separation from Service, and to the extent an Executive is deemed to be a “specified employee” (as that term is defined in Section 409A of the Code and pursuant to procedures established by the Company) on the Date of Termination, notwithstanding any other provision in this Policy to the contrary, such payment or benefit provision will not be made to the Executive during the six month period immediately following the Date of Termination. Instead, on the first day of the seventh month following the Date of Termination, all amounts that otherwise would have been paid or provided to the Executive during the six month period, but were not paid or provided because of this Section 7.2, will be paid or provided to the Executive at such time without interest. This six month delay will cease to be applicable if the Executive incurs a Separation from Service due to death or if the Executive dies before the six month period has expired.

8. Withholding Taxes. All compensation payable pursuant to this Policy shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions, and the Company shall be authorized to make all such withholdings to the extent it determines necessary under applicable law.

9. Acknowledgment. Executive acknowledges that this Policy does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Policy does not prevent Executive from terminating employment at any time.

10. Non-Duplication of Benefits; CIC Policy. The severance benefit under this Policy is not intended to duplicate any other benefits provided by the Company in connection with the termination of an employee’s employment, such as wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws, such as the WARN Acts. Should such other benefits be payable, the severance benefit under this Policy will be reduced accordingly or, alternatively, severance benefits previously paid under this Policy will be treated as having been paid to satisfy such other benefit obligations. In either case, the Company will determine how to apply this provision and may override other provisions in this Policy in doing so. In addition, and notwithstanding anything else provided herein, to the extent Executive is entitled to severance payments and benefits upon termination of employment pursuant to the Company’s Change in Control Policy or any other change in control arrangements, this Policy will cease to apply and Executive’s entitlement to severance benefits shall be governed solely by the Change in Control Policy.

11. Administration. The Compensation Committee is responsible for the administration of this Policy and shall have all powers and duties necessary to fulfill its responsibilities. The Compensation Committee shall determine any and all questions of fact, resolve all questions of interpretation of the Policy which may arise, and exercise all other powers and discretion necessary to be exercised under the terms of the Policy which it is herein given or for which no contrary provision is made. The Compensation Committee shall have full power and discretion to interpret the Policy and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Executive or other employee, in accordance with the provisions of the Policy. The Compensation Committee’s decision with respect to any matter shall be final and binding on all parties concerned. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Compensation Committee may, from time to time, by action of its appropriate officers, delegate to designated persons or entities the right to exercise any of its powers or the obligation to carry out its duties under the Policy.

12. Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time and in any manner, without consent or advance notice to Executives or other employees. No amendment or termination of the Policy shall affect the rights of an Executive whose Date of Termination has occurred prior to the date of such amendment or termination of the Policy and who remains entitled to severance payments or benefits under this Policy.

Exhibit A

Acknowledgment

I acknowledge that I received, read and understand the Humana Inc. Executive Severance Policy (the “Policy”), which supersedes all prior agreements, programs and arrangements with Humana Inc., written or oral, relating to the subject matter hereof, including the terms of any offer letter agreements, as amended from time to time. In the event of any inconsistency, the terms of the Policy will govern. For the avoidance of doubt, the Policy will not have any impact on the treatment of any outstanding equity awards that I hold, which will continue to be treated in accordance with the terms and conditions set forth in the applicable award agreement or equity plan. I also acknowledge that the Policy extends additional benefits to me that are not covered under existing agreements, programs and arrangements. This Acknowledgement is not an employment contract or a guarantee of continued employment.

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